EXHIBIT 99.1

Diodes Incorporated to Announce Fourth Quarter and Fiscal 2015

Financial Results on February 16

Plano, Texas – January 19, 2016 – Diodes Incorporated (Nasdaq: DIOD), a leading global manufacturer and supplier of high-quality application specific standard products within the broad discrete, logic and analog semiconductor markets, will host a conference call on Tuesday, February 16, 2016 at 4:00 p.m. Central Time (5:00 p.m. Eastern Time) to discuss its fourth quarter and fiscal 2015 financial results.

Joining Dr. Keh-Shew Lu, President and Chief Executive Officer of Diodes Incorporated, will be Rick White, Chief Financial Officer; Mark King, Senior Vice President of Sales and Marketing; and Laura Mehrl, Director of Investor Relations.  The Company intends to distribute the announcement of its financial results on that same day at 3:00 p.m. Central Time (4:00 p.m. Eastern Time).

Analysts and investors are invited to dial into the conference call using the following information:

Date: Tuesday, February 16, 2016

Time: 4:00 p.m. Central Time (5:00 p.m. Eastern Time)

Conference Call Number: 1-855-232-8957

International Call Number: 1-315-625-6979

Pass code: 21434065

A telephone replay of the conference call will be available approximately two hours after the conference call and will be available until February 23, 2016 at midnight Central Time. The replay dial-in number is 1-855-859-2056, and the pass code is 21434065. International callers should dial 1-404-537-3406 and enter the same pass code at the prompt.

Additionally, this conference call will be broadcast live over the Internet and can be accessed by all interested parties on the Investor Relations section of the Company’s website at http://www.diodes.com. Please click on the conference call link at least fifteen minutes prior to the start of the call to register, download and install any necessary audio software. For those unable to participate during the live broadcast of the conference call, a webcast will be available shortly thereafter on the Company’s website for approximately 60 days.

About Diodes Incorporated

Diodes Incorporated (Nasdaq: DIOD), a Standard and Poor's SmallCap 600 and Russell 3000 Index company, is a leading global manufacturer and supplier of high-quality application specific standard products within the broad discrete, logic and analog semiconductor markets. Diodes serves the consumer electronics, computing, communications, industrial, and automotive markets. Diodes' products include diodes, rectifiers, transistors, MOSFETs, protection devices, functional specific arrays, single gate logic, amplifiers and comparators, Hall-effect and temperature sensors; power management devices, including LED drivers, AC-DC converters and controllers, DC-DC switching and linear voltage regulators, and voltage references along with special function devices, such as USB power switches, load switches, voltage supervisors, and motor controllers. Diodes’ corporate headquarters and Americas' sales office are located in Plano, Texas. Design, marketing, and engineering centers are located in Plano; San Jose, California; Taipei, Taiwan; Manchester, England; and Neuhaus, Germany. Diodes’ wafer fabrication facilities are located in Kansas City, Missouri and Manchester, with two additional facilities located in Shanghai, China. Diodes has assembly and test facilities located in Shanghai and in Chengdu, China, as well as in Neuhaus and in Taipei. Additional engineering, sales, warehouse, and logistics offices are located in Taipei; Hong Kong; Manchester; Shanghai; Shenzhen, China; Seongnam-si, South Korea; and Munich, Germany, with support offices throughout the world. For further information, including SEC filings, visit Diodes’ website at www.diodes.com.

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Company Contact:	Investor Relations Contact:
Diodes Incorporated	Shelton Group
Laura Mehrl	Leanne K. Sievers
Director, Investor Relations	EVP, Investor Relations
P: 972-987-3959	P: 949-224-3874
E: laura_mehrl@diodes.com	E: lsievers@sheltongroup.com